Exhibit 99.1
For Immediate Release
INFINITY RECEIVES NASDAQ DEFICIENCY NOTICE
DENVER, Colorado (December 31, 2007) — Infinity Energy Resources, Inc. (NASDAQ Global Market: IFNY) (“Infinity”), an independent oil and gas exploration and development company, today announced that on December 28, 2007, the Company received a deficiency notice from the NASDAQ Stock Market (“NASDAQ”) stating that its stock failed to close above the minimum closing bid price of $1.00 per share for 30 consecutive business days. NASDAQ Marketplace Rule 4450(a)(5) requires all listed companies to maintain a minimum closing bid price of $1.00 per share. In accordance with NASDAQ Marketplace Rule 4450(e)(2), the Company has been afforded a compliance period of 180 calendar days, or until June 24, 2008, to regain compliance with this requirement.
About Infinity Energy Resources, Inc.
Infinity Energy Resources, Inc. is an independent energy company engaged in the exploration, development, and production of natural gas and oil in Texas and the Rocky Mountain region of the United States. The Company also has a 1.4 million-acre oil and gas concession offshore Nicaragua in the Caribbean Sea.
The Company is headquartered in Denver, Colorado and its common stock is listed on the NASDAQ Global Market under the symbol “IFNY”. For more information on Infinity Energy Resources, Inc., please visit the following link: http://www.b2i.us/irpass.asp?BzID=1253&to=ea&s=0 .
For additional information, please contact:
Stanton E. Ross, President/CEO at (720) 932-7800